Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2012 Results

Rolling Meadows, Ill., August 7, 2012 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its second-quarter and first-half 2012 financial results and the approval of a share repurchase program.

Highlights

•                  Record Q2 2012 revenues of $260.4 million compared to $185.3 million in Q2 2011.

•                  Q2 2012 EBITDA of $21.8 million compared to $10.6 million in Q2 2011.

•                  Q2 2012 diluted earnings per share (EPS) of $0.45 compared to $0.18 in Q2 2011.

•                  Q2 2012 gross margin of 11.5 percent compared to 10.5 percent in Q2 2011.

•                  First-half 2012 EBITDA of $37.7 million compared to $22.6 million for the same period in 2011.

•                  First-half 2012 diluted EPS of $0.74 compared to $0.39 for the same period in 2011.

•                  Approval of a $20.0 million share repurchase program.

Management Comments

Bill Koertner, MYR’s president and CEO said, “We are pleased to report record revenues, EBITDA, gross profit and EPS for the second quarter of 2012. The transmission side of our business is experiencing unprecedented growth. We remain focused on executing our work under contract as well as bidding new work to build our backlog across all of our business lines. While our backlog has decreased from its record level in 2011, the transmission bidding environment remains robust. We anticipate a strong market for transmission projects of all sizes over the next several years and are positioned to take advantage of these opportunities as they come to market. We believe that we have one of the strongest balance sheets in the industry, which provides us with the capital needed to finance equipment, tooling, working capital and workforce development to support our growth. We are committed to creating long-term value for our stockholders, and believe the decision to repurchase common shares will further that objective without compromising our ability to grow our business.”

Second-Quarter Results

MYR reported second-quarter 2012 revenues of $260.4 million, an increase of $75.1 million, or 40.5 percent, compared to the second quarter of 2011. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $215.8 million, an increase of $76.1 million, or 54.5 percent, over the second quarter of 2011. The majority of the increase in revenues was the result of increased revenues from several large transmission projects. The Commercial and Industrial (C&I) segment reported second-quarter 2012 revenues of $44.6 million, a decrease of $1.0 million, or 2.3 percent, over the second quarter of 2011.

Consolidated gross profit increased to $30.1 million, or 11.5 percent of revenues, in the second quarter of 2012, compared to $19.5 million, or 10.5 percent of revenues, in the second quarter of 2011. The increase in gross profit was primarily due to the increase in T&D volume. The increase in gross profit as a percentage of revenues was mainly a result of improved overall project margins on small and medium-sized projects in both segments and improved utilization of fleet assets.

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Selling, general and administrative expenses increased to $14.5 million in the second quarter of 2012, compared to $13.7 million in the second quarter of 2011. The increase was mainly due to an increase in employee compensation and benefit costs primarily related to an increase in the number of support personnel. As a percentage of revenues, these expenses decreased to 5.6 percent for the second quarter of 2012 from 7.4 percent for the second quarter of 2011.

For the second quarter of 2012, net income was $9.5 million, or $0.45 per diluted share, compared to $3.7 million, or $0.18 per diluted share, for the same period of 2011. Second-quarter 2012 EBITDA was $21.8 million, or 8.4 percent of revenues, compared to $10.6 million, or 5.7 percent of revenues, in the second quarter of 2011. The increase in EBITDA as a percentage of revenues was mainly due to the higher gross margin and lower selling, general and administrative expenses as a percent of revenues, as discussed above.

First-Half Results

MYR reported revenues of $500.6 million for the first half of 2012, an increase of $165.0 million, or 49.2 percent, compared with the first half of 2011. The T&D segment reported revenues of $420.8 million in the first half of 2012, an increase of 63.3 percent over 2011. The increase in revenues was primarily the result of an increase in revenues from several large and many small transmission projects. The C&I segment reported first half 2012 revenues of $79.8 million, an increase of 2.4 percent from 2011.

Consolidated gross profit increased to $56.2 million for the first half of 2012 from $41.1 million for the first half of 2011. As a percentage of overall revenues, gross margin decreased to 11.2 percent for the first half of 2012 from 12.2 percent for first half of 2011. The decrease in gross profit as a percentage of revenues was mainly attributable to a few large transmission projects which experienced above-average margins of approximately $5.8 million in the first three months of 2011 when they were in the final stages of completion. Utilization of fleet assets in the first half of 2012 improved over the prior year period.

Selling, general and administrative expenses increased to $30.4 million for the first half of 2012 from $27.7 million for the first half of 2011. The increase was mainly due to increases in employee compensation and benefit costs, related primarily to the increased number of support personnel. As a percentage of revenues, these expenses decreased to 6.1 percent for the first half of 2012 from 8.2 percent for the first half of 2011.

For the first half of 2012, net income was $15.7 million, or $0.74 per diluted share, compared to $8.2 million, or $0.39 per diluted share, for the same period of 2011. EBITDA for the first half of 2012 was $37.7 million, or 7.5 percent of revenues, compared to $22.6 million, or 6.7 percent of revenues, for the first half of 2011. The increase in EBITDA as a percentage of revenues was mainly due to the decrease in selling, general and administrative expense as a percentage of revenues, which was partially offset by a decrease in gross margin.

Backlog

As of June 30, 2012, MYR’s backlog was $543.0 million, consisting of $464.2 million in the T&D segment and $78.8 million in the C&I segment. Total backlog decreased $174.0 million, or 24.3 percent, from $716.9 million reported at June 30, 2011.

Total backlog at June 30, 2012 was $96.9 million lower compared to the $639.9 million reported at March 31, 2012. T&D backlog decreased $99.1 million, or 17.6 percent, while C&I backlog increased $2.2 million, or 2.8 percent.

The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog at any point in time and may not accurately represent the revenues that MYR expects to realize during any period. Backlog is a non-GAAP measure; therefore, reporting on this measure can vary considerably from company to company depending on each company’s backlog definition. Backlog should not be reviewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of June 30, 2012, MYR had cash and cash equivalents of $24.3 million and $147.8 million of borrowing availability under its credit facility. MYR’s long-term credit agreement matures in December 2016.

Share Repurchase Program

On August 1, 2012, MYR’s board of directors approved a share repurchase program of up to $20.0 million of its outstanding common stock. The shares may be repurchased in the open market or otherwise, in accordance with applicable legal requirements. The timing of the repurchases and the exact number of shares of common stock to be purchased will be determined by MYR, and will depend upon market and business conditions and other factors. The program, which will become effective on August 10, 2012, does not obligate MYR to acquire any particular amount of common stock and, unless earlier terminated, will remain open for one year. MYR expects to fund the program using available liquidity.

Non-GAAP Financial Measures

To assist investors’ understanding of MYR’s financial results, MYR has provided EBITDA and EBITDA per diluted share in this press release. MYR defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is a measure not recognized by generally accepted accounting principles in the United States. EBITDA per diluted share is also a non-GAAP calculation, defined as EBITDA divided by MYR’s diluted weighted average shares outstanding. Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on MYR’s results. EBITDA is not an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA per share is not an alternative to income per share, nor is it a measure of liquidity per share. A reconciliation of EBITDA to net income is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its second-quarter and first-half 2012 results on Wednesday, August 8, 2012, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Tuesday, August 14, 2012, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 99594540. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until August 14, 2012.

About MYR Group Inc.

MYR is a leading specialty contractor serving the electrical infrastructure market in the United States. MYR is one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry. MYR’s transmission and distribution customers include electric utilities, cooperatives and municipalities. MYR provides a broad range of transmission and distribution services which includes design, engineering, procurement, construction, upgrade, maintenance and repair services with a particular focus on construction, maintenance and repair throughout the continental United States. MYR also provides commercial and industrial electrical contracting services to facility owners and general contractors in the western United States.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, share repurchases and investments. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “should,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-979-5861, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of June 30, 2012 and December 31, 2011

(In thousands, except share and per share data)	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,300	$34,013
Accounts receivable, net of allowances of $1,142 and $1,078, respectively	154,171	126,911
Costs and estimated earnings in excess of billings on uncompleted contracts	54,166	43,694
Construction materials inventory	—	4,003
Deferred income tax assets	13,253	13,253
Receivable for insurance claims in excess of deductibles	9,881	10,122
Refundable income taxes	—	884
Other current assets	2,679	3,071
Total current assets	258,450	235,951
Property and equipment, net of accumulated depreciation of $75,742 and $64,345, respectively	127,070	117,178
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,390 and $2,223, respectively	10,702	10,869
Other assets	1,948	1,971
Total assets	$444,769	$412,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$10,000	$10,000
Accounts payable	86,899	73,924
Billings in excess of costs and estimated earnings on uncompleted contracts	28,863	24,945
Accrued self insurance	38,338	38,850
Accrued income taxes	15	—
Other current liabilities	27,080	29,078
Total current liabilities	191,195	176,797
Deferred income tax liabilities	19,354	19,354
Other liabilities	1,230	679
Total liabilities	211,779	196,830
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 20,532,426 and 20,405,044 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	203	203
Additional paid-in capital	151,384	149,877
Retained earnings	81,403	65,658
Total stockholders’ equity	232,990	215,738
Total liabilities and stockholders’ equity	$444,769	$412,568

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months and Six Months Ended June 30, 2012 and 2011

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share data)	2012	2011	2012	2011
Contract revenues	$260,410	$185,310	$500,638	$335,604
Contract costs	230,348	165,771	444,473	294,476
Gross profit	30,062	19,539	56,165	41,128
Selling, general and administrative expenses	14,515	13,698	30,433	27,651
Amortization of intangible assets	83	83	167	167
Gain on sale of property and equipment	(193)	(229)	(320)	(300)
Income from operations	15,657	5,987	25,885	13,610
Other income (expense)
Interest income	1	14	1	43
Interest expense	(204)	(160)	(386)	(370)
Other, net	(32)	(10)	(59)	(32)
Income before provision for income taxes	15,422	5,831	25,441	13,251
Income tax expense	5,887	2,114	9,696	5,034
Net income	$9,535	$3,717	$15,745	$8,217
Income per common share:
—Basic	$0.46	$0.19	$0.77	$0.41
—Diluted	$0.45	$0.18	$0.74	$0.39
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,338	20,059	20,319	20,021
—Diluted	21,094	20,978	21,098	20,956

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Six Months Ended June 30, 2012 and 2011

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands)	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$9,535	$3,717	$15,745	$8,217
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	6,047	4,567	11,747	8,814
Amortization of intangible assets	83	83	167	167
Stock-based compensation expense	647	606	1,341	954
Deferred income taxes	—	46	—	46
Gain on sale of property and equipment	(193)	(229)	(320)	(300)
Other non-cash items	34	17	68	61
Changes in operating assets and liabilities
Accounts receivable, net	1,158	(7,886)	(27,260)	7,430
Costs and estimated earnings in excess of billings on uncompleted contracts	(293)	(19,069)	(10,472)	(25,180)
Construction materials inventory	1,542	—	4,003	—
Receivable for insurance claims in excess of deductibles	61	(786)	241	(749)
Other assets	654	(2,118)	1,244	1,123
Accounts payable	5,544	22,273	11,721	16,417
Billings in excess of costs and estimated earnings on uncompleted contracts	113	(872)	3,918	(3,552)
Accrued self insurance	135	913	(512)	1,002
Other liabilities	(2,912)	(814)	(1,484)	(208)
Net cash flows provided by operating activities	22,155	448	10,147	14,242
Cash flows from investing activities:
Proceeds from sale of property and equipment	224	229	364	300
Purchases of property and equipment	(12,099)	(10,601)	(20,429)	(22,824)
Net cash flows used in investing activities	(11,875)	(10,372)	(20,065)	(22,524)
Cash flows from financing activities:
Repayments on term loan	—	—	—	(20,000)
Net borrowings (repayments) on revolving credit facility	10,000	—	—	—
Employee stock option transactions	219	300	145	579
Excess tax benefit from stock-based awards	15	275	35	444
Debt issuance costs	(2)	—	(13)	—
Other financing activities	38	45	38	45
Net cash flows provided by (used in) financing activities	10,270	620	205	(18,932)
Net increase (decrease) in cash and cash equivalents	20,550	(9,304)	(9,713)	(27,214)
Cash and cash equivalents:
Beginning of period	3,750	44,713	34,013	62,623
End of period	$24,300	$35,409	$24,300	$35,409

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Six Months Ended June 30, 2012 and 2011

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share data)	2012	2011	2012	2011

Summary Data:
Contract revenues	$260,410	$185,310	$500,638	$335,604
Gross profit	$30,062	$19,539	$56,165	$41,128
Income from operations	$15,657	$5,987	$25,885	$13,610
Net income	$9,535	$3,717	$15,745	$8,217

Income per common share (1):
- Basic	$0.46	$0.19	$0.77	$0.41
- Diluted	$0.45	$0.18	$0.74	$0.39

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	20,338	20,059	20,319	20,021
- Diluted	21,094	20,978	21,098	20,956

Reconciliation of Net Income to EBITDA:
Net income	$9,535	$3,717	$15,745	$8,217
Interest expense (income), net	203	146	385	327
Provision for income taxes	5,887	2,114	9,696	5,034
Depreciation and amortization	6,130	4,650	11,914	8,981
EBITDA (2)	$21,755	$10,627	$37,740	$22,559

Calculation of EBITDA per diluted share:
EBITDA	$21,755	$10,627	$37,740	$22,559
Diluted weighted average number of common shares and potential common shares outstanding:	21,094	20,978	21,098	20,956
EBITDA per diluted share (2)	$1.03	$0.51	$1.79	$1.08

(1)                    MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2)                   EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

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